UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   December 8, 2003

PIVOTAL CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

000-26867	98-0366456

(Commission file number)	(I.R.S. Employer Identification No.)

Suite 700 – 858 Beatty Street
Vancouver, British Columbia, V6B 1C1

(Address of Principal Executive Offices and Zip Code)

Telephone (604) 699-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 9.  Regulation FD Disclosure

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

PIVOTAL CORPORATION

Date: December 8, 2003
/s/ Trevor Wiebe
Trevor Wiebe In-House Counsel and Corporate Secretary

CDC Software Corporation to Purchase Pivotal

Vancouver, B.C. — December 8, 2003 — Pivotal Corporation (Nasdaq: PVTL; TSX: PVT), a leading provider of customer relationship management (CRM) software for mid-sized enterprises, announced today that it has entered into a definitive arrangement agreement with chinadotcom corporation (Nasdaq: CHINA) through its software unit, CDC Software Corporation (“CDC”).

Details of Transaction

Pursuant to this agreement CDC will acquire all of the outstanding shares of Pivotal under a plan of arrangement that will, subject to certain conditions, permit Pivotal shareholders to elect to receive, for each Pivotal share, either:

•	US$2.14 comprised of: (i) US$1.00 cash; plus (ii) US$1.14 of common shares of chinadotcom corporation. The value of the share portion of this option will be calculated using the average closing price of the chinadotcom shares on the Nasdaq National Market over the ten trading day period ending two days prior to closing and there are no caps or collars applicable to the calculation; or

•	US$2.00 in cash.

There are two circumstances where the US$2.14 cash and share option could cease to be available to Pivotal shareholders:

•	if chinadotcom is unable to provide Pivotal with all necessary information about chinadotcom and its business as may be required under applicable law to be included in Pivotal’s proxy circular relating to the transaction by December 31, 2003, Pivotal will have the right to notify chinadotcom of this failure. Thereafter, chinadotcom has 15 days to deliver all required information, failing which the US$2.14 cash and share option will be automatically removed and the transaction becomes simply an offer to acquire all Pivotal shares for US$2.00 in cash; and

•	if a material adverse change in relation to chinadotcom occurs and Pivotal provides a notice of that fact to chinadotcom, chinadotcom will have a period of 15 days to cure that default, failing which the US$2.14 cash and share option will be automatically removed and the transaction becomes simply an offer to acquire all Pivotal shares for US$2.00 in cash.

The transaction is subject to the approval of Pivotal’s shareholders and the Supreme Court of British Columbia, as well as customary closing conditions. Neither financing nor due diligence is a condition to the transaction. Pursuant to its agreement with chinadotcom and CDC, Pivotal has received a US$2 million loan from chinadotcom bearing interest at the U.S. prime rate, to be used by Pivotal to pay a US$1.5 million break fee to Talisma Corp., to fund working capital requirements and for general corporate purposes.

The parties anticipate that an application will be made to the Supreme Court of British Columbia to call an extraordinary meeting of Pivotal’s shareholders to consider and approve the plan of arrangement in early January of 2004, that a proxy circular in respect of such meeting will be mailed to Pivotal’s shareholders in mid-January and that the meeting of Pivotal’s shareholders, the final application to the Supreme Court of British Columbia and closing of the transaction will occur in February of 2004.

Under the terms of Pivotal’s agreement with Oak Investment Partners, Oak Investment Partners had a right to match chinadotcom and CDC’s offer, but declined to exercise this right. Accordingly, Pivotal has terminated its agreement with Oak Investment Partners and is paying a $1.5 million break fee to Talisma Corp. in accordance with the terms of that agreement.

Eric Rosenfeld, Chairman of the Special Committee of Pivotal said, “Although it may not have always been apparent to outsiders, every step that the Special Committee has taken throughout this process has been with the intention to maximize shareholder value for Pivotal. We are pleased that the execution of this agreement with chinadotcom and CDC will further that goal.”

Cancellation of Upcoming Extraordinary General Meeting

In view of these developments, Pivotal has adjourned sine die the extraordinary meeting of its shareholders scheduled for 2:30 pm (Vancouver time) on Monday, December 8, 2003, at which the transaction with Oak Investment Partners would have been considered. This adjournment effectively cancels the meeting.

Forward Looking Statements:

This press release contains forward-looking statements concerning the pending transaction with chinadotcom and CDC and the date of the initial and final court applications in respect of the pending transaction, the extraordinary meeting of Pivotal’s shareholders to consider the transaction with chinadotcom and CDC and the closing of such transaction. Forward-looking statements are not statements of historical fact, and actual results or events may differ materially from those described in the forward-looking statements, as a result of a variety of risks, uncertainties and other factors, including, without limitation, the possibility that the proxy circular may take longer than anticipated to prepare, the risk that CDC may not perform its obligations under any agreement that it has or may in the future have with Pivotal, that conditions to closing of any acquisition agreement may not be satisfied, that one or more third parties may make competing acquisition proposals, commence litigation or take other action to seek to delay or prevent consummation of a transaction, or other events may cause Pivotal’s board to deem it advisable to hold the shareholders meeting at a different time or place than presently anticipated. Pivotal assumes no obligation to update forward-looking statements to reflect future events.

Investor and Press Contacts:

Mackenzie Partners -

Larry Dennedy (212) 929-5239 ldennedy@mackenziepartners.com	Daniel Burch (212) 929-5748 dburch@mackenziepartners.com

© 2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.